LICENSING OPTION AGREEMENT
                           --------------------------



     THIS LICENSING OPTION AGREEMENT (hereinafter this "AGREEMENT") is made and entered into as of November 12, 2003 (hereinafter "EFFECTIVE DATE"), by and among JACKIE BROWN, an individual residing at 30 South Weatherby Drive, Meridian, ID 83642 (hereinafter "LICENSOR"), and NUCLEAR SOLUTIONS, INC., a Nevada corporation (hereinafter "LICENSEE").

                             SUBJECT MATTER RECITALS
                             -----------------------

     WHEREAS, LICENSOR is the owner of the rights, title, interest, and ownership properties in and to certain technologies represented by, United Stated Patents No's: 5,087,533; 6,118,204; 6,238,812 see attachments(3)

                                LICENSING OPTION
                                ----------------

     1. Licensing Option. LICENSOR hereby grants to LICENSEE a one (1) year option, commencing on the Effective Date of this Agreement, to acquire a worldwide, perpetual right and license to all of the rights, title, interest, and ownership properties in and to the technologies referred to in this Agreement for use, improvement, and exploitation by LICENSEE without reserve.

     2. Right of First Refusal. LICENSOR hereby grants to LICENSEE a right of first refusal, exclusive to LICENSEE, with reference to the use and exploitation of the technologies referred to in this Agreement, for a term of Six (6) months upon expiration of the one (1) year option referred to above in paragraph "1" (the right of first refusal shall commence one (1) year after the Effective Date of this Agreement, and shall expire six (6) months after the Effective Date of this Agreement). If LICENSEE exercises this right of first refusal, LICENSOR is barred, without exception, from licensing the technologies referred to in this Agreement to any other party, person, or entity.


     3. CONSIDERATION. In consideration for the payment of One Hundred Thousand shares of Nuclear Solutions, Inc. common stock (100,000) herein acknowledged LICENSOR grants to LICENSEE both Option and Right of First Refusal herein identified. Further, it is herein agreed, that LICENSEE shall tender in consideration for said acquisition of said exclusive/perpetual license herein stated, for 7% of the after tax income that the company receives based upon the revenue generated by the said patents, which shall constitute full and sufficient consideration for the grant of the subject license.






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Jackie Brown

ASSIGNOR

DATED:






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NUCLEAR SOLUTIONS, INC.
ASSIGNEE

DATED: